Exhibit 10.10

January 9, 2006

Mr. Trent Northcutt
59 Feather Sound Dr.
Henderson, NV 89052

Dear Trent (hereinafter “you”, “your” or the “Employee”):

                I am very pleased to provide you with a summary of your new employment terms with Alphatec Spine, Inc. (“Alphatec” or the “Company”).

1.             Position  Your new position in the Company will be Vice President, Sales and you will report to Alphatec’s President and Chief Executive Officer.  As an Alphatec employee, we expect that you will perform any and all duties and responsibilities normally associated with your position in a satisfactory manner and to the best of your abilities at all times.

2.             Starting Date/Nature of Relationship Upon accepting this offer your new position with Alphatec will begin on Janaury 6, 2006 (the “Commencement Date”).  Thereafter, you will be expected to devote all of your working time to the performance of your duties at Alphatec throughout your employment.  No provision of this letter shall be construed to create an express or implied employment contract, or a promise of employment for any specific period of time.  Your employment with Alphatec is at-will employment which may be terminated by you or Alphatec at any time for any reason or for no reason with or without advance notice.  It is agreed by the parties to this letter, that your performance shall be subject to a quarterly evaluation by the President and Chief Executive Officer and the Company’s Board of Directors related to your achievement of performance criteria established by the President and Chief Executive Officer.

3.             Compensation, Benefits, Bonus  Your base salary shall be a rate of $5,480.77 weekly ($285,000 on an annualized basis) minus customary deductions for federal and state taxes and the like.  In 2006 you shall be eligible to receive a bonus of up to fifty percent (50%) of your base salary based on the satisfaction of certain criteria established by the President and Chief Executive Officer.

In addition to your compensation, you may continue to take advantage of various benefits offered by Alphatec including Alphatec’s 401(k) plan.  These benefits may be modified or changed from time to time at the sole discretion of Alphatec.  Any provision of benefits to you in no way changes or impacts your status as an at-will employee.

2051 Palomar Airport Road, Ste. 100, Carlsbad, California  92011
Phone (760) 431-9286           Fax (760) 431-7863

The parties to this letter agree and acknowledge that during the time period beginning on the Commencement Date until six months following the Commencement Date (the “Relocation Date”), the Company shall loan you up to $24,000 in properly documented expenses related to your permanent relocation to the Carlsbad, CA area (the “Relocation Loan”).  Your obligation to repay the Relocation Loan shall lapse as follows: one twenty-fourth (1/24) of the total amount of the aggregate amount of the Relocation Loan shall be released from the repayment obligation each full calendar month after the Commencement Date in which you were a full time employee of the Company; provided that you shall have no obligation to repay the Relocation Loan in the event of (i) a “Change in Control” during your employment relationship; (ii) upon the termination of your employment relationship due to your death or permanent disability; or (iii) if your employment relationship is terminated by the Company without “cause” (as defined below).  In the event that your employment relationship terminates for any other reason other than by the Company without cause or due to your death or total disability, the entire unlapsed Relocation Loan shall become due and payable within 90 days after the end of your employment relationship and any amounts not paid on such date shall accrue interest at the rate of four percent (4%) per annum, compounded annually.  For the purposes of this Section 3, a “Change of Control” shall be defined as any merger, consolidation, reorganization or other similar transaction or series of transactions involving Holdings and any other corporation, person or entity in which the holders of the outstanding voting securities of Holdings immediately prior to such transaction hold less than 50% of the voting securities of the surviving entity immediately following such transaction, or a sale of all or substantially all of the assets of Holdings.

Following the initiation of your employment status you will be granted options to purchase 2,500 shares of the Class A Common Stock of Alphatec Holdings, Inc. (“Holdings”) in accordance with the Company’s regular schedule for granting equity to its employees.  These options will be issued pursuant to an incentive stock option agreement between you and Holdings.  The incentive stock option agreement will provide for an exercise price equal to the fair market value of the shares, a five-year vesting schedule and immediate vesting upon a change of control.  The issuance of these options to purchase shares shall in no way affect the shares of restricted stock that have been previously granted to you in connection with your employment with the Company.

4.             Your Representations , Warranties and Covenants to Alphatec  You hereby represent and warrant to Alphatec that (i) you are free to enter into and fully perform the duties of your position and that you are not subject to any employment, confidentiality, non-competition or other agreement that would restrict your employment with Alphatec, (ii) you are not in possession of any document or other tangible property of any other entity or person of a confidential or proprietary nature which would conflict in any manner whatsoever with any of your duties, obligations or responsibilities to the Company pursuant to this letter; (iii) your signing this letter does not violate any order, judgment or injunction applicable to you, or conflict with or breach any agreement to which you are a party or by which you are bound; (iv) on the Commencement Date you

2051 Palomar Airport Road, Ste. 100, Carlsbad, California  92011
Phone (760) 431-9286           Fax (760) 431-7863

will be fully ready, willing and able to perform each and all of your duties, obligations and responsibilities to the Company pursuant to this letter.

5.             Non-solicitation/Trade Secrets/Non disclosure  You hereby agree and acknowledge that based upon your position within the Company that you will have access to certain Trade Secrets (as defined below), and confidential information (the “Trade Secrets”), which, if disclosed to a third party would cause the Company to suffer irreparable harm.  In order to protect the Company from unauthorized use of such Trade Secrets following the termination of your employment, for a period of 12 months following the termination of Employee’s employment relationship for any reason (the “Nonsolicitation Period”), Employee will not (i) recruit, solicit or induce, (ii) attempt to recruit, solicit or induce, (iii) encourage any person or entity to recruit, solicit or induce, or (iv) encourage any person or entity to attempt to recruit, solicit or induce, any employee, consultant, agent, physician, customer or supplier of the Company to terminate their employment with, or otherwise cease their relationship with the Company.

                Employee agrees that all information and know-how, whether or not in writing, of a proprietary, private, secret or confidential nature concerning the Company’s business or financial affairs (collectively, “Trade Secrets”) is and shall be the exclusive property of the Company.  By way of illustration, but not limitation, Trade Secrets include inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, developments, inventions, projections, plans, research data, clinical data, financial data, personnel data, computer programs, and customer, physician and supplier lists.  Employee will not disclose any Trade Secrets to others outside the Company or use the same for any unauthorized purposes without written approval of the Company, either during or after his employment, unless and until such Trade Secrets have become public knowledge without fault by Employee or any third party that was not obligated to keep such Trade Secrets confidential.  It is agreed and acknowledged by the parties that the terms of this letter shall be deemed to be a Trade Secret and the Employee shall only disclose such terms to his spouse or advisor acting in a fiduciary capacity (i.e., attorney or accountant).

Employee agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings, or other written, photographic, or other tangible material containing Trade Secrets, whether created by Employee or others, which shall come into his custody or possession, shall be and are the exclusive property of the Company and shall solely be used by Employee in the performance of his duties for the Company.  Employee agrees to immediately return to the Company all Trade Secrets and all materials containing Trade Secrets following the termination of Employee’s employment relationship.

Employee agrees that his obligation not to disclose or misuse Trade Secrets, also includes such similar types of information of subsidiaries, affiliates and joint ventures of the Company, customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the such similar types of information to the Company or to Employee in the course of the Company’s business.

2051 Palomar Airport Road, Ste. 100, Carlsbad, California  92011
Phone (760) 431-9286           Fax (760) 431-7863

You recognize that a breach or threatened breach by you of any of the provisions contained in this Section 5 will cause the Company irreparable injury.  You therefore agree that the Company shall be entitled, in addition to any other right or remedy, to a temporary, preliminary and permanent injunction, without the necessity of proving the inadequacy of monetary damages or the posting of any bond or security, enjoining or restraining you from any such violation or threatened violations.

6.             Severance  In the event that Employee’s employment is terminated by the Company without “cause”, then Employee shall be entitled to continue to receive his base salary (payable in accordance with the Company’s standard payroll procedures) from the date of termination for a six-month period.  The time period in which the Employee is receiving payments following the termination date shall be referred to herein as the “Without Cause Severance Period”.  For the purposes of this Section 6, “cause” shall be defined as (i) conduct by the Employee that violates the Company’s Code of Conduct; (ii) the Employee’s engagement in conduct that is materially injurious to the Company; (iii) the Employee’s material breach of the representations, warranties or covenants contained in this letter; or (iv) a willful or continuing failure to materially meet Employee’s performance expectations.  In each case, the determination of whether cause exists shall be made in the reasonable discretion of the Company’s Board of Directors.  In consideration for the receipt of payments during the Without Cause Severance Period, the Employee agrees that the Nonsolicitation Period shall be extended by the term of such Without Cause Severance Period.

.

7.             Miscellaneous  This letter constitutes all of the terms of your new employment position with Alphatec.  It supersedes any prior agreements, or other promises or statements (whether oral or written) regarding your employment with Alphatec.

[Signature Page Follows]

2051 Palomar Airport Road, Ste. 100, Carlsbad, California  92011
Phone (760) 431-9286           Fax (760) 431-7863

Your signature on the copy of this letter and your submission of a signed copy to me will evidence your agreement set forth herein.

We are pleased to offer you this opportunity at Alphatec.  We are confident that you will make many contributions to our unique and exciting enterprise.

Sincerely,

/s/ Vicky A. Romanoski
Vicky A. Romanoski
Chief Administrative Officer and
Vice President

Read, Agreed to and Acknowledged:

/s/ Trent J. Northcutt
Signature
Trent J. Northcutt

2051 Palomar Airport Road, Ste. 100, Carlsbad, California  92011
Phone (760) 431-9286           Fax (760) 431-7863